EXHIBIT A

AMERICAN DEPOSITARY SHARES

(Each American Depositary

Share represents five (5)

deposited Shares

THE BANK OF NEW YORK

AMERICAN DEPOSTARY RECEIPT

FOR ORDINARY SHARES OF

NOMINAL VALUE OF US$0.50

HSBC HOLDINGS PLC

(A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES)

The Bank of New York, as depositary (hereinafter called the “Depositary”), hereby certifies that _____________________________________________________, or registered assigns IS THE OWNER OF ____________________________________________.

AMERICAN DEPOSITARY SHARES

representing deposited Ordinary Shares of nominal value US$0.50 each (herein called “Shares”) of HSBC Holdings plc, a company incorporated under the laws of England and Wales (herein called the “Company”).  At the date hereof, each American Depositary Share represents five (5) Shares deposited or subject to deposit under the Deposit Agreement (as such is hereinafter defined) at the London office of The Bank of New York, (herein called the “Custodian”).  The Depositary’s Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286.  The Depositary’s principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY’S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y. 10286.

1.

THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called “Receipts”), all issued and to be issued upon the terms and conditions set forth in the amended and restated deposit agreement, dated as of March 22, 2001, as further amended and restated as of March 27, 2001, as further amended and restated as of ________, 2003 (herein called the “Depositary Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Holders and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such shares and held thereunder (such Shares, securities, property, and cash are herein called “Deposited Securities”).  Copies of the Deposit Agreement are on file at the Depositary’s Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.

SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender of this Receipt at the Depositary’s Corporate Trust Office, or at such other office as the Depositary may designate, for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced hereby, and upon payment of the fees and expenses of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Holder hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by this Receipt.  Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Holder hereof or as ordered by him, which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer to such Holder or as ordered by him and (b) of any other securities, property and cash to which such Holder is then entitled in respect of this Receipt to such Holder or as ordered by him.  Such delivery will be made either at the Corporate Trust Office of the Depositary or at such other place as may be reasonably requested by the Holder, as provided in the Deposit Agreement; provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary or at such other place shall be at the risk and expense of the Holder hereof.

3.

TRANSFER OF RECEIPTS; COMBINATIONS AND SPLIT-UPS OF RECIEPTS.

The transfer of this Receipt is registrable on the books of the Depositary by the Holder hereof in person or by a duly authorized attorney, upon surrender at the Depositary’s designated transfer offices of this Receipt properly endorsed or accompanied by a properly executed instrument of transfer and duly stamped as required by applicable law.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Depositary, the Company, the Custodian, or Foreign Registrar may require (a) payment from the depositor of the Share or the presenter of the Receipt of a sum sufficient to reimburse it for (i) any tax or other governmental charge and any stock transfer or registration fees in respect of Receipts, (ii) any tax or other governmental charge and any stock transfer or registration fees in respect of registration of transfers of Shares or the Deposited Securities upon any applicable register; and (iii) any applicable fees as provided in this Receipt; (b) the production of proof satisfactory to it as to the identity and genuineness of any signature and as to any other matter contemplated by Section 3.01 of the Deposit Agreement; (c) compliance with the provisions of the Company’s Articles of Association in effect from time to time and resolutions and regulations of the Company’s Board of Directors adopted pursuant to such Articles of Association; and (d) compliance with such reasonable regulations as the Depositary and Company may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts, or the combination or split-up of Receipts, generally may be suspended, during any period when the transfer books of the Depositary or any register for Shares or other Deposited Securities are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this  Receipt, or for any other reason.  Notwithstanding any other provision of the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may be suspended only for (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, or (iv) any other reason that may at any time be specified in paragraph I(A)(1) of the General Instructions to Form F-6, as from time to time in effect, or any successor provision thereto.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares which are required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.

LIABILITY OF HOLDER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to this Receipt or with respect to any Deposited Securities represented by American Depositary Shares evidenced hereby, such tax or other governmental charge shall be payable by the Holder hereof to the Depositary.  The Depositary may refuse to effect any transfer of this Receipt or any combination or sub-division thereof or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced hereby until such payment is made, and may withhold any dividends or other distributions and may sell any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge (and any taxes or expenses arising out of such sale), the Holder hereof remaining liable for any deficiency.

5.

WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder and under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, non-assessable, and free of any pre-emptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do.  Every such person shall also be deemed to represent that (i) Shares presented for deposit are not, and the Receipts evidencing the American Depositary Shares representing such Shares would not be, restricted securities within the meaning of Rule 144(a)(3) under the Securities Act of 1933, and (ii) the deposit of such Shares and the sale of Receipts evidencing American Depositary Shares representing such Shares by that person are not otherwise restricted under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and the execution and delivery of Receipts in respect thereof.

6.

FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder of a Receipt may be required by the Depositary from time to time (i) to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, payment of applicable taxes or other governmental charges, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws or regulations or terms of the Deposit Agreement or such Receipt, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, or any other information the Depositary or the Company may deem necessary or appropriate to evidence compliance with all applicable laws and regulations, and (ii) to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper or as the Company may reasonably request by written request to the Depositary.  The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or distribution of rights or of the sale proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties are made to the Company’s and the Depositary’s satisfaction. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the United Kingdom which is then performing the function of regulation of currency exchange.  The Depositary shall from time to time advise the Company of the availability of any such proofs, certificates or other information and shall provide the Company, in a timely manner, with copies thereof upon written request by the Company, unless such disclosure is prohibited.

7.

CHARGES OF DEPOSITARY.

The Company agrees to pay all fees, charges and expenses of the Depositary which are payable pursuant to a separate agreement between the Depositary and the Company.  The Depositary shall present its statement for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever is applicable:  (a) the fees not in excess of $5.00 per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03 or 4.03 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 or 2.06 of the Deposit Agreement, (b) taxes and other governmental charges, (c) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar, if applicable, and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (d) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (e) such cable, telex or facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement, (f) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement including, but not limited to, Sections 4.01 through 4.04 of the Deposit Agreement, unless prohibited by the securities exchange on which the American Depositary Shares are listed, (g) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (g) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Holders and (h) any other charge payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners of record as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be collected at the sole reasonable discretion of the Depositary by billing such Owner for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

8.

PRE-RELEASE OF SHARES AND RECEIPTS.

The Depositary may issue Receipts against rights to receive Shares from the Company (or any agent of the Company recording Share ownership).  No such issue of Receipts will be deemed a “Pre-Release” subject to the restrictions of the following paragraph.

The Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (each such transaction is hereinafter referred to as a “Pre-Release”).  The Depositary may, subject to the provisions of Section 2.06 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been pre-released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been pre-released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts or Shares are to be delivered that such person, or its customer, beneficially owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or other collateral the Depositary deems appropriate, (c) terminable by the Depositary on three (3) business days notice or less, and (d) subject to such further indemnities and credit regulation as the Depositary deems appropriate.  The number of Shares not deposited but represented by American Depositary Shares outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited hereunder, provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may change such limit for purposes of general application.  The Depositary will also set Dollar limits with respect to Pre-Release transactions to be entered into hereunder with any particular Pre-Release on a case-by-case basis as the Depositary deems appropriate.  For purposes of enabling the Depositary to fulfill its obligations to the Holder under this Receipt and the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary for the benefit of the Holder as security for the performance of the Pre-Releasee’s obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver Shares or Receipts upon termination for a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for is own account any compensation received by it in connection with the foregoing.

9.

TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by a properly executed instruments of transfer and transferred in accordance with the terms of the Deposit Agreement, is transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until this Receipt is transferred on the books of the Depositary as provided in the Deposit Agreement, the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under this Receipt or the Deposit Agreement to any Beneficial Owner or Holder of a Receipt unless such Beneficial Owner or Holder is the Holder hereof.

10.

VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary, provided, however, that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

11.

REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files certain reports with the Securities and Exchange Commission (hereinafter called the "Commission”).  Such reports and documents are available for inspection and copying by Holders at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Holders of Receipts at the Depositary's Corporate Trust Office any notices, reports and other communications received from the Company which may be (a) received by the Depositary, the Custodian or a nominee of either as the holder of the Deposited Securities and (b) generally available to the holders of such Deposited Securities by the Company.

The Company will arrange for the translation into English, if not already in English, to the extent required pursuant to any rules or  regulations of the Commission, and the prompt transmittal by the Company to the Depositary and the Custodian, of any notices, reports and other communications, including any proxy soliciting materials, which are made generally available by the Company to holders of its Shares or other Deposited Securities.  If requested in writing by the Company, the Depositary will arrange for the mailing, at the Company's expense, of copies of such notices reports and communication that are made generally available by the Company to holders of its Shares or other Deposited Securities and/or, at the written request of the Company and at the Company's expense, make such notices, reports and other communications available to all Holders on a basis similar to that for Holders of Shares or other Deposited Securities, or on such other basis as the Company may advise the Depositary is required or as the Depositary may be required by any applicable law or regulation. The Company will timely provide the Depositary with the quantity of such notices, reports and communications, including any proxy soliciting materials, as requested by the Depositary from time to time, in order for the Depositary to effect such mailings. The Depositary and Custodian will rely upon such copies for all purposes of this Receipt and the Deposit Agreement. The Depositary will, at the expense of the Company, make such copy and such notices, reports and communications available for inspection by Holders at the Depositary’s Corporate Trust Office, at the office of the Custodian and at any other designated transfer offices.

The Depositary will keep at its Corporate Trust Office a book or books for the transfer and registration of Receipts which at all reasonable times shall be open for inspection by the Holders of Receipts; provided that such inspection shall not be for the purpose of communicating with Holders of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

The Depositary may close the books, at any time from time to time, when reasonably deemed expedient by it in connection with the performance of its duties under the Deposit Agreement.

12.

DIVIDENDS AND DISBURSEMENTS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States Dollars transferable to the United States, and subject to the Deposit Agreement, promptly convert or cause to be converted such dividend or distribution into Dollars and will promptly distribute the Dollars thereby received (net of the fees, expenses and charges of the Depositary as provided in Section 5.09 of the Deposit Agreement) to the Holders entitled thereto; provided, however, that in the event that any of the deposited Shares are not entitled, by reason of their dates of issuance, or otherwise, to receive the full amount of such cash dividend or distribution, the Depositary will make appropriate adjustments in the amounts distributed to the Holders of the Receipts issued in respect of such Shares; and provided, further, that in the event that the Company or the Depositary is required to withhold and does withhold from such cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed on the Receipts issued in respect of such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amounts, however, as can be distributed without attributing to any Holder of a Receipt a fraction of one cent.  Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Holders entitled thereto.  The Company or its agent will remit to the appropriate governmental agency in the United Kingdom all amounts withheld and owing to such agency.  The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Holders of Receipts.

Whenever the Depositary receives any distribution upon the Deposited Securities other than cash, Shares or rights pursuant to Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will cause such amount of the securities or property received by it to be distributed to the Holders of Receipts on the record date fixed pursuant to Section 4.06 of the Deposit Agreement, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made among the Holders of Receipts entitled thereto in proportion to the number of American Depositary Shares held by each of them or if for any other reason the Depositary deems such distribution not to be lawful or feasible, the Depositary may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the sale, at public or private sale, of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees, expenses and charges of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) shall be distributed by the Depositary to the Holders of Receipts entitled thereto as in the case of a distribution received in cash, all in the manner and subject to the conditions set forth in the Deposit Agreement.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall, if the Company so requests, distribute to the Holders of Receipts on the record date fixed pursuant to Section 4.06 of the Deposit Agreement, in proportion to the number of American Depositary Shares held by each of them, additional Receipts in the same form or an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.12 of the Deposit Agreement and the payment of the fees, expenses and charges of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement.  In lieu of delivering Receipts for fractional American Depositary Shares, the Depositary may, in its discretion, sell the amount of Shares represented by, the aggregate of such fractions, at public or private sale, at such place or places and upon such terms as it may deem proper, and distribute the net proceeds of any such sale in accordance with Section 4.01 of the Deposit Agreement.  If additional Receipts are not so distributed (except as pursuant to the preceding sentence), each American Depositary Share shall thenceforth also represent its proportionate interest in the additional Shares so distributed upon such Deposited Securities.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Holders of Receipts entitled thereto in proportion to the number of American Depositary Shares held by them, respectively.

The Company or its agent will remit to the appropriate governmental agency in the United Kingdom all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Holders of Receipts.

13.

RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders in accordance with the procedures for distributing cash provided for in Section 4.01 of the Deposit Agreement, or, if by the terms of such rights offering or for any other reason it would not be lawful or feasible for the Depositary either to make such rights available to any Holders or to dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Holders but not to other Holders, the Depositary may distribute to any Holder to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Holder, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed generally, if the Depositary determines in its discretion that it is lawful and feasible to make such rights available to certain Holders, the Depositary will, subject to applicable law, make such rights available to such Holders upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Holder has executed such documents as the Company and the Depositary have determined are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from any such Holder pursuant to such warrants or other instruments to the Depositary from such Holder to exercise such rights, upon payment by such Holder to the Depositary for the account of such Holder of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder.  As agent for such Holder, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Holder.  In the case of a distribution pursuant to this paragraph, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful or feasible to make such rights available to all or certain Holders, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Holders to whom it has determined it may not lawfully or feasibly make such rights available, allocate the net proceeds of such sales (net of the fees, expenses and charges of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and other governmental charges payable in connection with such rights, and subject to the terms and conditions of the Deposit Agreement) for the account of such Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Holders on account of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to Holders unless it has received from the Company evidence, as provided in Section 5.07 of the Deposit Agreement, to the effect that (i) a registration statement under the Securities Act covering such offering is in effect or (ii) such offering does not require registration under the Securities Act.  If a Holder of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company satisfactory to the Depositary upon which the Depositary may rely that such distribution to such Holder is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular.

14.

CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, received by way of dividends or other distributions or in the form of the net proceeds from the sale of securities, property or rights, and if, at the time, the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall promptly convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars (less any reasonable and customary expenses incurred by the Depositary in the conversion of such foreign currency) shall be promptly distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may in its discretion, but subject to applicable laws and regulations, either (i) distribute such foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to the Holders of Receipts entitled to receive the same, or (ii) hold such foreign currency for the respective accounts of such persons, uninvested and without liability for interest.

If any such conversion of foreign currency, in whole or in part, can be effected as aforesaid for distribution to some but not all of the Holders of Receipts entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars, to the extent such currency shall be convertible as aforesaid, to the Holders of Receipts entitled thereto and, with respect to the balance of such foreign currency, shall in its discretion, but subject to any applicable law and regulations, either (i)  distribute or make available for distribution such balance to the persons who were Holders of Receipts entitled thereto with respect to whom such conversion could not then be effected, or (ii) hold such balance for the respective accounts of such persons, uninvested and without liability for interest.

15.

RECORD DATES.

Whenever any cash dividend or other cash distribution  shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date (a) for the determination of the Holders of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement. Such record date will, to the extent practicable, be the same record date as any corresponding record date set by the Company for such purpose.

16.

VOTING OF DEPOSITED SECURITIES.

(a)

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Holders of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting, (b) a statement that such Holders of Receipts at the close business on a specified record date will be entitled, subject to any applicable provision of English law or of the Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares, and (c) a brief statement as to the manner in which such instructions may be given, including an express indication that such instructions may be given.  Upon the written request of a Holder of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Receipt in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities except in accordance with such instructions.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described in the preceding paragraph sufficiently to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth in the preceding paragraph.

17.

CHANGES AFFECTING DEPOSITED SECURITIES, RECLASSIFICATION, RECAPITALIZATIONS, ETC.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in par or nominal value, sub-division, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, amalgamation or consolidation, or sale of assets affecting the Company or to which it is a party, the Depositary may in its discretion, and in such manner as the Depositary may deem equitable, treat any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities as new Deposited Securities under the Deposit Agreement and Receipts then outstanding shall thenceforth represent the new Deposited Securities so received in exchange for or on conversion of or in respect of Deposited Securities, unless additional or new Receipts are delivered pursuant to the following sentence. In any such case, the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or may call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.

LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary, the Custodian nor the Company shall incur any liability to any Holder or Beneficial Owner of any Receipt, if by reason of any provision of any present or future law or regulation of the United States of America, any state thereof, the United Kingdom or of any other country, or of any other action of any governmental or regulatory authority of the United States, the United Kingdom, or any other country or of any stock exchange, or by reason of any provision, present or future, of the Articles of Association of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary, the Custodian or the Company, as the case may be, shall be delayed in, prevented or forbidden from or subjected to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of 1he Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, the Custodian or the Company incur any liability to any Holder or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which, by the terms of the Deposit Agreement, it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Holders of Receipts, and the Depositary may not dispose of such distribution or offering, on behalf of such Holder and make the net proceeds available to such Holder, then the Depositary shall not make such distribution or offering and shall allow any rights, if applicable, to lapse.  Neither the Company, the Custodian nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders or Beneficial Owners of Receipts, other than that each of them agrees to perform its obligations and duties specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liabilities shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary, the Custodian. nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary, the Custodian and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.  Neither the Depositary nor the Custodian shall be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner or effect of any such vote made either with or without request, or for not exercising any right to vote, as long as any such action or non-action is in good faith and in accordance with the terms of the Deposit Agreement.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Company agrees to indemnify the Depositary, any Custodian, any other agent of the Company or the Depositary under the Deposit Agreement and their respective directors, officers, employees, agents and affiliates (each, an "Indemnified Person") against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may be based on or arise out of (a) acts performed or omitted in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by an Indemnified Person, except for any liability or expense arising out of the negligence or bad faith of such Indemnified Person, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates, or (b) out of or in connection with any offer or sale of Receipts, American Depositary Shares, Shares, other Deposited Securities, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) or any registration statement under the Securities Act in respect thereof, except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to such Indemnified Person, furnished in writing to the Company, and not materially changed or altered by the Company, by such Indemnified Person expressly for use in a registration  statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) under the Securities Act.

No disclaimer of liability under the Securities Act is intended by any provisions of the Deposit Agreement.

The Depositary may own and deal in any class of securities of the Company and its affiliates and in Receipts.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR DEPOSITARY; APPOINTMENT OF SUBSTITUTE OR CUSTODIANS.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company and the Custodian, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 90 days’ prior written notice of such removal delivered to the Depositary and the Custodian, such removal to become effective upon the later of the (i) 90th day after delivery of the notice to the Depositary or (ii) appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Holders of Receipts to do so, it may appoint a substitute or additional custodian or custodians, which shall thereafter be one of the Custodians under the Deposit Agreement.

20.

AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable.  Any amendment which shall impose or have the effect of increasing any fees or charges payable by the Holders of Receipts (other than the fees of the Depositary for the execution and delivery or cancellation of Receipts and taxes or other governmental charges, registration fees and cable, telex or facsimile transmission and delivery expenses), or which shall otherwise prejudice any substantial existing right of Holders of Receipts, shall not become effective as to outstanding Receipts until the expiration of thirty (30) days after notice of such amendment shall have been given to the Holders of outstanding Receipts.  Every Holder of an outstanding Receipt at the time any such amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time, at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then Outstanding at least ninety (90) days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Holders of all Receipts then outstanding, if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.  On and after the date of termination, the Holder of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 5.09 of the Deposit Agreement, and (c) payment of any applicable taxes or other governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (without liability for interest and after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or other governmental charges).  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested and without liability for interest the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or other governmental charges).  Upon the termination of the Deposit Agreement, the Depositary and the Company shall be discharged from all obligations under the Deposit Agreement except for their respective obligations under Section 5.08 of the Deposit Agreement and the Company's obligations to the Depositary under Section 5.09 of the Deposit Agreement.

22.

COMPLIANCE WITH U.S. SECURITIES LAWS

Notwithstanding anything in the Deposit Agreement or this Receipt to the contrary, the Company and the Depositary each agrees that it will not exercise any rights it has under the Deposit Agreement to permit the withdrawal or delivery of Deposited Securities in a manner which would violate the U.S. securities laws, including, but not limited to, Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

23.

DIRECT REGISTRATION SYSTEM; DRS.

(a)

American Depositary Shares may be maintained by the Depositary in book-entry form known as the "Direct Registration System" ("DRS").  Upon issuance of American Depositary Shares, the American Depositary Shares of each Holder will be credited to the DRS account of each such Holder and in each such Holder’s name.  Each Holder will be given the option of (i) receiving a certificate representing its American Depositary Shares, (ii) transferring such American Depositary Shares to a broker designated by each and every person or entity in whose name such American Depositary Shares are registered on the books of the Depositary or (iii) maintaining their American Depositary Shares in DRS.

(b)

The Company understands that Profile is a required feature of DRS.  Profile allows a participant of The Depository Trust Company (“DTC”) claiming to act on behalf of the Holder of American Depositary Shares, to direct the Depositary to transfer to such DTC participant the American Depositary Shares designated by such DTC participant without receipt by the Depositary of such prior written authorization from the Holder to transfer such American Depositary Shares.

(c)

In connection and accordance with the arrangements and procedures relating to DRS, the Company understands the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Holder is, in fact, authorized to act on behalf of such Holder.  The Company and each Holder agree that the Depositary shall have no liability for relying upon and complying with directions from a DTC participant as set forth above; and the Company shall indemnify and hold harmless the Depositary from and against any liability, expense, damage, loss and judgment arising from or related to the foregoing (including reasonable attorneys fees and expenses and expenses arising from or connected with the enforcement of this provision).  For the avoidance of doubt, (i) the Depositary shall be fully protected by the foregoing limitation of liability and indemnification with respect to reliance upon and compliance with instructions from the DTC participant even if the Depositary's reliance on, and compliance with, such instructions is determined by a final, non-appealable order or judgment of a court of competent jurisdiction to constitute negligence, willful misconduct, breach of any duty owed by the Depositary to such Holder or violation of any law and (ii) the forgoing shall not apply to the manner in which the Depositary carries out actual transfer of the American Depositary Shares which are the subject of the DTC participant’s instruction, which transfer shall continue to be governed by the other applicable terms of the Deposit Agreement.  By way of example and not by way of limitation, if a court determines that the transfer of American Depositary Shares pursuant to a DTC participant’s instruction without obtaining prior authorization from the Holder constitutes negligence, the Depositary will nevertheless be protected under this subparagraph (c); on the other hand, in carrying out such instructions, if the Depositary transfers American Depositary Shares from the wrong account or to the wrong DTC participant, the obligation to indemnify the Depositary shall be determined in accordance with Sections 5.03 and 5.08 of the Deposit Agreement.